Exhibit 5.4

To:	Buhrman US Inc.
1 Environmental Way
Broomfield, CO 80021

Buhrman Europcenter NV
Bodemstraat 11, Bus 1
3830 Wellen

Brussel, 22 July 2004

Dear Sirs,

1.                                       We are issuing this opinion in our capacity as Belgian legal counsel to Buhrmann Europcenter NV (the Company), in connection with a guarantee (the Guarantee) granted by the Company to secure the obligations of Buhrmann US Inc. (the Issuer) in respect of the registration of $150,000,000 aggregate principal amount of 8¼% Senior Subordinated Notes due 2014 (the Exchange Notes) by the Issuer under the Securities Act of 1933, as amended, on Form F-4 filed with the Securities and Exchange Commission on July 22, 2004.  The Exchange Notes are to be issued pursuant to an exchange offer in exchange for a like principal amount of the Issuer’s issued and outstanding 8¼% Senior Subordinated Notes due 2014, together with guarantees thereof and will be issued pursuant to the indenture dated 1 July 2004 between Buhrmann US Inc., Buhrmann NV, the Guarantors named on Schedule I thereto, including the Company and the Bank of New York as Trustee (the Indenture).

Capitalised but not defined terms used herein shall have the meaning ascribed to such terms in the Indenture.

2.                                       For the purpose of this opinion, we have examined the following documents:

1.               a faxed copy of the executed Indenture, including the form of Exchange Notes and the form of Notation of Guarantee (the Guarantee);

(the Indenture and the Guarantee are together referred to as the Documents)

2.               a faxed copy of the executed Registration Rights Agreement, dated 1 July 2004 between Buhrmann US Inc, the Parent, the Guarantors named on Schedule 1 thereto and Deutsche Bank Securities Inc, BNP Paribas Securities Corp. and ING Bank N.V., London Branch as Initial Purchasers;

3.               a faxed copy of the minutes of the Company’s board of directors held on 28 June 2004 approving and authorising the Company to enter into and to execute the Documents (the Board Resolution);

4.               a faxed copy of the written resolutions by the shareholders of the Company of 28 June 2004 approving amongst other the Documents and in particular the change of control clauses in accordance with Article 556 of the Belgian Company Code (the Shareholders’ Resolution);

5.               a copy of the Company’s constitution act dated 25 March 1998;

6.               a copy of the Company’s co-ordinated articles of association dated 21 June 2002 and deposited with the Commercial Court of Tongeren on 26 June 2002 (the Articles);

7.               the documents published in the annexes to the “Moniteur Belge/Belgisch Staatsblad” with regard to the Company as of 30 June 2004;

8.               the Royal Decree dated 9 July 2000 granting an extension of the Company’s status of co-ordination centre.

Except as stated above, we have not examined any contracts, instruments or other documents entered into by or affecting the Company or any corporate records of the Company and have not made any other inquiries concerning the Company.

3.                                       In considering the above documents and in rendering the opinions expressed herein, we have without any further enquiry assumed:

a.               the genuineness of all signatures;

b.              the authenticity and completeness of all documents submitted to us as originals and the completeness, and the conformity to original documents of all documents submitted to us as copies;

c.               that the Documents have been executed on behalf of the Company by two directors acting jointly or by Buhrmann N.V., Cornelis Bangma, Heidi van der Kooij, Marcel Graven or Pieter de Savornin Lohman, acting individually, and that the Guarantee will be endorsed on behalf of the Company on duly and validly issued, executed and authenticated Exchange Notes in accordance with the terms of the Indenture by two directors acting jointly or by Buhrmann N.V., Cornelis Bangma, Heidi van der Kooij, Marcel Graven or Pieter de Savornin Lohman, acting individually;

d.              that the Documents have not been amended, supplemented, terminated, rescinded or declared null and void by a court;

e.               that the documents referred to in paragraph 2 above (other than the Documents) were at their date, and have through the date hereof remained accurate and in full force and effect and that the Articles have not been amended since 21 June 2002;

f.                 that the Guarantee is merely granted to secure financial obligations of (i) members of the group to which the Company belongs, as such term is defined in article 2 of the Royal Decree N° 187 of 30 December 1982 concerning the establishment of co-ordination centres, or (ii) affiliated companies in the meaning of article 11 of the Belgian Company Code;

g.              that the Company has its centre of main interest, within the meaning of Council Regulation (EC) No 1346/2000 of 29 May 2000 on Insolvency Procedures, in Belgium and that it has not been subject to any one or more of the insolvency and winding-up proceedings listed in Annex A or Annex B to the Regulation in any EU Member State other than in Belgium;

h.              that the Board Resolution records the resolutions of a duly held meeting of the Board of Directors of the Company and has not been amended or revoked, has not been declared null and void by a competent court and remains in full force and effect;

i.                  that the Company’s Board of Directors has satisfied itself that the entry into the Documents would be in its corporate interest and is not an abnormal transaction entered into by the Company in the knowledge that, by doing so, it would prejudice its creditors;

j.                  that the Company’s directors who attended and voted at the meeting of the Board of Directors have complied with all applicable provisions of the Belgian Company law pertaining to the conflict of interests of directors;

k.               that the Shareholders’ Resolution record the resolutions of duly entitled shareholders of the Company, and that the Shareholders’ Resolution has not been amended or revoked, has not been declared null and void by a competent court and remain in full force and effect;

l.                  that an extract of the Shareholders’ Resolution will be deposited promptly with the clerk of the Commercial Court in accordance with Article 556 of the Belgian Company Code;

m.            that the Company has been duly incorporated and is validly existing and that the Company is not unable to pay its debts within the meaning of applicable bankruptcy, insolvency or similar laws at the time it entered into the Documents or in consequence of the Documents or the transactions contemplated thereby; that the Company has not passed a voluntary winding up resolution, that no petition has been presented to or order made by the court for the winding up, judicial composition (concordat judiciaire/gerechtelijk akkoord), bankruptcy or for an administration (or equivalent) of the Company; that the Company has not been adjudicated bankrupt or annulled as a legal entity and that no administrator, receiver or like officer has been appointed in respect of the Company or any of its assets; that no voluntary arrangement has been proposed in relation to the Company; that the Company has not been dissolved.  Based solely upon the information obtained by telephone on 30 June 2004 from the clerk of the Commercial Court of Tongeren, the Company has not filed an application for bankruptcy or for a proceeding of judicial composition (concordat judiciaire/gerechtelijk akkoord) or received service of summons for declaration of its bankruptcy;

n.              that nothing in this opinion would be affected by the provisions of any law other than the laws of Belgium or by any document or circumstance other than those referred to under paragraph 2;

o.              that the offering of the Exchange Notes is solely intended for qualifying professional investors (in the meaning of Article 3, 2° of the Royal Decree of 7 July 1999 on the public nature of financial transactions) acting on their own account;

p.              that the Company by entering into the Documents will not be considered as having publicly issued securities in any jurisdiction (other than Belgium);

q.              that the Guarantee will be deemed to be duly executed under New York law when endorsed by the Company on duly and validly issued, executed and authenticated Exchange Notes in accordance with the terms of the Indenture.

4.                                       Based on the foregoing, and subject to the qualifications set out below and to any matters not disclosed to us, it is our opinion that, so far as the present laws of Belgium are concerned:

a.               Powers and authority: The Company has the corporate power and authority to enter into and perform its obligations under the Documents to which it is a party and has taken all necessary corporate action to authorise the execution and performance of the Documents.

b.              Due execution:  The Indenture has been duly executed by the Company.  When endorsed by the Company on duly and validly issued, executed and authenticated Exchange Notes in accordance with the terms of the Indenture, the Guarantee will be duly executed by the Company.

5.                                       This opinion is subject to the following qualifications:

(a)          The opinions given herein as regards the enforceability of obligations are subject to all limitations arising from bankruptcy, insolvency, reorganisation, fraudulent act (pauliana), judicial composition, liquidation or similar laws affecting the rights of creditors generally, including the Council Regulation (EC)No. 1346/2000 of 29 May 2000 on Insolvency Procedures.

(b)         In respect of the Guarantee entered into by the Company, as a general rule, a Belgian company may not normally encumber its assets or obligate itself for the benefit of affiliated companies. Although there is not much case law on such guarantees and security, they have been upheld if there is a structured group with strong commercial links, if the guarantees and security are within the corporate purpose of the guarantor and meet the so-called “corporate interest” test. This test can be met if it can be demonstrated that

(i)                       the guarantor itself derives a benefit from granting the guarantee (e.g. part of the borrowings will be used, directly or indirectly, by it, more advantageous credit terms can be obtained at the group level, improvements in management will be made, it will have access to new or better technology, markets, etc.); and

(ii)                    the amount guaranteed is not disproportionate to the financial means available to the guarantor and/or to the benefit it derives from the transactions.

If these conditions are not met, the guarantee could be deemed contrary to the company’s interest.  Besides director’s liability, this could render the Guarantee granted by the company null and void or unenforceable.

Whether this “proportionality” test is met can only be judged in light of the circumstances surrounding the guarantee at the time it is granted, and in particular

•                  the amount and duration of the guarantee;

•                  the amount of the guarantor’s capital, its net assets and overall financial condition;

•                  the benefit the guarantor derives from the transaction; and

•                  the risk that the guarantee will be called, and the likelihood of reimbursement by the company for whose benefit the guarantee was granted.

Similar rules apply in determining whether the guarantee constitutes a misuse of corporate assets (misbruik van vennootschapsgoederen).

The legal rules regarding corporate interest do not contain well-defined guidelines, and their proper application depends upon the business issues affecting the Company, which can only be properly assessed by its board of directors.

(c)          Pursuant to Article 556 of the Belgian Company Code, the provisions of the Documents which could trigger an event of default upon a change of control of the Company, may be null unless duly authorised by a valid resolution of its shareholders’ meeting, and such resolutions is deposited with the clerk of the Commercial Court.  The Shareholders’ Resolution contains the required approval.

(d)         We have not investigated the laws of any country other than Belgium. We express no opinion on any law other than the published law and case law of the Kingdom of Belgium (unpublished case law not included) as it currently stands of the date hereof. Nothing in this opinion should be taken as indicating that obligations would be specifically enforceable.

(e)          No opinion is expressed on matters of fact.

This opinion speaks only as of the date hereof. We have no obligation to advise the addressees (or any third party) of any changes in the law or facts that may occur after the date of this opinion.

In this opinion, Belgian legal concepts are expressed in English terms and not in their original Belgian terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Belgian law.

This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties or other information, contained in the Documents, except as expressly confirmed herein.

This opinion is given in accordance with the rules and standards of the Antwerp Bar and is addressed to you for your own benefit and may only be relied upon by yourself, and by Latham & Watkins, solely for the purpose of issuing their legal opinion under New York law with respect to the Documents. This opinion may not be disclosed or quoted or relied upon by assignees of any such persons or by any other person.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” contained in the prospectus contained therein.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sylvia Kierszenbaum	/s/ Peter Bienenstock
Sylvia Kierszenbaum	Peter Bienenstock